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                             Estate Protection Rider

This rider provides a level amount of survivorship term life insurance on the lives of the Insureds. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of       This rider is made a part of this policy as of its Rider
Policy              Issue Date, in return for the application and the payment of monthly rider charges. The Rider Issue Date is shown in the Policy Specifications for this rider. Monthly rider charges are discussed later in this rider. This rider is in force from the later of the day the policy becomes in force and the date the first premium under this policy is paid. All the provisions of this policy apply to this rider, except for those that are inconsistent with this rider.

Rider Benefit       This rider provides a death benefit equal to the rider death benefit. If both Insureds die while this rider is in force and before the Rider Expiration Date, we will add the rider death benefit to the death benefit provided by this policy.
                    The Rider Expiration Date is shown in the Policy
                    Specifications for this rider.

Rider Death         The initial rider death benefit is equal to the Initial
Benefit             Rider Face Amount shown in the Policy Specifications for
                    this rider. So long as the Face Amount of this policy is not decreased for any reason to an amount less than the policy
                    Initial Face Amount, the rider death benefit will not change. However, if the policy Face Amount decreases to an amount less than the policy Initial Face Amount, the rider death benefit will automatically be decreased to an amount equal to the Initial Rider Face Amount multiplied by the result of (a) divided by (b), where:

                    (a)  Is the policy Face Amount after the decrease; and
                    (b)  Is the policy Initial Face Amount.

                    A decrease in the rider death benefit will be effective on the same date as the decrease in the policy Face Amount.

                    The rider death benefit cannot be increased.

Rider Charges       On each Monthly Charge Date, the maximum rider charge equals the rider death benefit, divided by 1,000, then multiplied by the Maximum Monthly Rider Charge Rate for the Attained
                    Age of the younger Insured. These rates are shown in the Policy Specifications for this rider.

                    In determining the monthly rider charges, we may use rates lower than the Maximum Monthly Rider Charge Rates. Such lower rates will apply to all individuals in the same class as the Insureds.

Guaranteed Death    Factors for this rider are taken from the Guaranteed Death
Benefit Rider       Benefit Measure on each Monthly Charge Date.
Factor

                    The monthly insurance factors per 1,000 of Rider Face Amount are shown in the Table Of Guaranteed Death Benefit Monthly Rider Factors in the Policy Specifications for this rider. See the Guaranteed Death Benefit Measure provision in Part 4 of this policy.

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SEPR-2004                                                             (re04mars)

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Misstatement Of     If the date of birth or gender of either Insured as given
Age Or Gender       in the application for this rider is not correct, the rider death benefit will be adjusted. The adjustment will reflect the amount provided by the most recent monthly rider charge using the correct ages and genders. In addition, if the adjustment is made before the second death, monthly rider charges after the adjustment will be based on the correct ages and genders.

Termination Of      While monthly charges for this rider are being deducted from
This Rider          the account value of this  policy, this rider will continue in force to, but not including, the Rider Expiration Date shown in the Policy Specifications for this rider. However, this rider will end automatically before that Date at the time either of the following occurs:

                    . Change of this policy to a different policy under which this rider is not available; or
                    .  Termination of this policy for any other reason.

                    Once this rider terminates, it may not be reinstated.

Cancellation Of     This rider may be cancelled by the Owner's written request.
This Rider          Such cancellation will take effect on the policy Monthly
                    Charge Date that is on, or precedes, the date we receive the written request. Insurance under this rider will continue to, but not including, the effective date of cancellation.

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ R J O'Connell                                       /s/ Ann F. Lomeli
    PRESIDENT                                                SECRETARY

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SEPR-2004                                                             (re04mars)

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                              POLICY SPECIFICATIONS
                             ESTATE PROTECTION RIDER

POLICY NUMBER:                          123456789

INSURED NO. 1:                          JANE C. DOE
RIDER ISSUE AGE AND GENDER:             35  FEMALE
RISK CLASS:                             NONTOBACCO

INSURED NO. 2:                          JOHN A. DOE
RIDER ISSUE AGE AND GENDER:             35  MALE
RISK CLASS:                             NONTOBACCO

RIDER DATE:                             JANUARY 1, 2004
RIDER ISSUE DATE:                       JANUARY 1, 2004
RIDER EXPIRATION DATE:                  JANUARY 1, 2008

INITIAL RIDER FACE AMOUNT:              $500,000


                   TABLE OF MAXIMUM MONTHLY RIDER CHARGE RATES
                       PER THOUSAND OF RIDER DEATH BENEFIT

                       ATTAINED AGE OF
                     THE YOUNGER INSURED     MONTHLY RATE
                     -------------------     ------------

                             35                 0.00020
                             36                 0.00060
                             37                 0.00120
                             38                 0.00180

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                       ESTATE PROTECTION RIDER - continued

                        TABLE OF GUARANTEED DEATH BENEFIT
                         MONTHLY RIDER INSURANCE FACTORS
           PER THOUSAND OF GUARANTEED DEATH BENEFIT MEASURE RIDER RISK

                       ATTAINED AGE OF
                     THE YOUNGER INSURED        MONTHLY FACTOR
                     -------------------        --------------

                             35                    0.000146
                             36                    0.000640
                             37                    0.001309
                             38                    0.002129